Exhibit 99.5

PERKINELMER, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR

PERKINELMER, INC. AND BIOLEGEND, INC.

(Unaudited)

(amounts in thousands, unless otherwise noted)

PerkinElmer, Inc. and its subsidiaries are referred to herein collectively as the “Company”. On September 17, 2021, the Company, through its direct, wholly owned subsidiaries, Burton Acquisition I, Inc. and Burton Acquisition II, Inc., completed its acquisition of BioLegend, Inc. (“BioLegend”).

The unaudited pro forma condensed combined financial information for the year ended January 3, 2021 and the six months ended July 4, 2021 is based on the historical financial statements of the Company and BioLegend after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Therefore, this financial information is qualified by reference to and should be read in conjunction with the historical financial statements and the accompanying disclosures of the Company for the year ended January 3, 2021 and for the six months ended July 4, 2021 and of BioLegend for the year ended December 31, 2020 and for the six months ended June 30, 2021.

The unaudited pro forma condensed combined statements of operations for the year ended January 3, 2021 and for the six months ended July 4, 2021 are presented as if the acquisition and related financing activities had occurred on December 30, 2019. The unaudited pro forma condensed combined balance sheet as of July 4, 2021 is presented as if the acquisition and related financing activities had occurred on July 4, 2021. The pro forma adjustments give effect to events that are directly attributable to the transaction and are expected to have a material and continuing impact on the financial results of the combined companies. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. Adjustments have been made for transaction costs that have been incurred but have not yet been recognized in the historical combined financial information.

The unaudited pro forma financial condensed combined financial information illustrates the acquisition using the purchase method of accounting and the effects of the related financing transactions. The Company is still in the process of valuing the assets acquired and liabilities assumed. As such, the allocation of the purchase price is preliminary, has been made solely for the purpose of preparing this pro forma information and is subject to change. Adjustments may be made to the values of the acquired assets and liabilities as additional information is obtained about the facts and circumstances that existed at the valuation date. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Assumptions underlying the pro forma adjustments are described in the accompanying notes. The Company has prepared the unaudited pro forma condensed combined financial information for illustrative purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what the results of operations actually would have been had the Company completed the BioLegend acquisition on the date indicated, nor does it purport to project the future operating results of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined operations.

PERKINELMER, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 3, 2021

(Unaudited)

	Historical, as reported
	PerkinElmer	BioLegend	Transaction Accounting Adjustments		Pro forma Combined
	(In thousands, except share and per share data)
Revenue	$3,782,745	$241,886	$—		$4,024,631
Cost of revenue	1,672,868	72,219	130,700	(c), (d), (f)	1,875,787
Selling, general and administrative expenses	917,894	36,048	150,973	(a), (c), (d)	1,104,915
Research and development expenses	205,389	24,039	—		229,428
Restructuring and other costs, net	8,013	—	—		8,013

Operating income from continuing operations	978,581	109,580	(281,674)		806,487
Interest and other expense (income), net	72,217	(1,428)	59,077	(b), (e)	129,866

Income from continuing operations before income taxes	906,364	111,008	(340,751)		676,621
Provision for income taxes	178,266	20,773	(73,990)	(h)	125,049

Income from continuing operations	$728,098	$90,235	$(266,761)		$551,572

Basic earnings per share:
Continuing operations	$6.53				$4.39

Diluted earnings per share:
Continuing operations	$6.50				$4.37

Weighted average shares of common stock outstanding:
Basic	111,514		14,067	(g)	125,581
Diluted	112,085		14,067	(g)	126,152

The notes are an integral part of the unaudited pro forma condensed combined financial statements.

PERKINELMER, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 4, 2021

(Unaudited)

	Historical, as reported
	PerkinElmer	BioLegend	Transaction Accounting Adjustments		Pro forma Combined
	(In thousands, except share and per share data)
Revenue	$2,536,160	$159,145	$—		$2,695,305
Cost of revenue	1,065,820	44,918	34,453	(d)	1,145,191
Selling, general and administrative expenses	533,229	19,877	56,776	(d)	609,882
Research and development expenses	126,040	13,552	—		139,592
Restructuring and other costs, net	10,807	—	—		10,807

Operating income from continuing operations	800,264	80,798	(91,230)		789,832
Interest and other (income) expense, net	(6,275)	735	17,875	(e)	12,335

Income from continuing operations before income taxes	806,539	80,063	(109,105)		777,497
Provision for income taxes	181,228	16,054	(26,000)	(h)	171,282

Income from continuing operations	$625,311	$64,009	$(83,105)		$606,215

Basic earnings per share:
Continuing operations	$5.58				$4.81

Diluted earnings per share:
Continuing operations	$5.56				$4.79

Weighted average shares of common stock outstanding:
Basic	112,000		14,067	(g)	126,067
Diluted	112,456		14,067	(g)	126,523

The notes are an integral part of the unaudited pro forma condensed combined financial statements.

PERKINELMER, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 4, 2021

(Unaudited)

	Historical, as reported
	PerkinElmer	BioLegend	Transaction Accounting Adjustments		Pro forma Combined

	(In thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$572,810	$261,615	$(313,071)	(a), (m), (n)	$521,354
Accounts receivable, net	992,602	38,565	—		1,031,167
Inventories, net	513,429	55,178	66,360	(l)	634,967
Other current assets	181,151	8,252	—		189,403

Total current assets	2,259,992	363,610	(246,711)		2,376,891

Property, plant and equipment, net	379,065	136,575	10,544	(i)	526,184
Operating lease right-of-use assets	208,494	—	—		208,494
Intangible assets, net	1,561,534	215	2,534,985	(j), (k)	4,096,734
Goodwill	3,844,070	8,250	3,552,580	(k), (m)	7,404,900
Other assets, net	486,306	18,176	—		504,482

Total assets	$8,739,461	$526,826	$5,851,398		$15,117,685

Current liabilities:
Current portion of long-term debt	$4,669	$—	$—		$4,669
Accounts payable	324,711	10,681	—		335,392
Accrued expenses and other current liabilities	793,443	25,474	(1,571)	(a), (m), (n)	817,346

Total current liabilities	1,122,823	36,155	(1,571)		1,157,407

Long-term debt	2,348,523	—	3,085,524	(m), (n)	5,434,047
Long-term liabilities	838,974	8,597	665,564	(p)	1,513,135
Operating lease liabilities	189,334	—	—		189,334

Total liabilities	4,499,654	44,752	3,749,517		8,293,923

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock	—	3,586	(3,586)	(o)	—
Common stock	112,025	918	13,149	(m), (o)	126,092
Capital in excess of par value	103,394	1,491	2,622,811	(m), (o)	2,727,696
Retained earnings	4,116,825	476,710	(534,896)	(a), (n), (o)	4,058,639
Accumulated other comprehensive (loss) income	(92,437)	192	3,580	(n), (o)	(88,665)
Non-controlling interests	—	(823)	823	(o)	—

Total stockholders’ equity	4,239,807	482,074	2,101,881		6,823,762

Total liabilities and stockholders’ equity	$8,739,461	$526,826	$5,851,398		$15,117,685

The notes are an integral part of the unaudited pro forma condensed combined financial statements.

PERKINELMER, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR

PERKINELMER, INC. AND BIOLEGEND, INC.

(Unaudited)

(amounts in thousands, unless otherwise noted)

Note 1:	Description of Transaction

On September 17, 2021, PerkinElmer, Inc. (the “Company”), through its direct, wholly owned subsidiaries, Burton Acquisition I, Inc. ( “Merger Sub I”) and Burton Acquisition II, Inc. (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), completed its acquisition of BioLegend, Inc. (“BioLegend”) pursuant to the Agreement and Plan of Merger dated as of July 25, 2021 (the “Merger Agreement”) by and among the Company, the Merger Subs, BioLegend and Gene Lay, solely in his capacity as the stockholder representative thereunder. On September 17, 2021, in accordance with the Merger Agreement, Merger Sub I was merged with and into BioLegend (the “First Merger”), with BioLegend surviving the First Merger as a wholly owned subsidiary of the Company, and, immediately following the First Merger, BioLegend was merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company.

Prior to the closing of the Merger, on September 10, 2021, the Company issued $500 million aggregate principal amount of 0.550% Senior Notes due 2023, $800 million aggregate principal amount of 0.850% Senior Notes due 2024, $500 million aggregate principal amount of 1.900% Senior Notes due 2028 and $500 million aggregate principal amount of 2.250% Senior Notes due 2031 in a public offering. The Company received an aggregate net proceeds of $2.28 billion, which was used to partially fund the cash consideration. On August 11, 2021, the Company entered into an unsecured delayed draw term loan credit facility with Bank of America, N.A., as Administrative Agent and the Lenders party thereto, that provides for a $500 million committed term loan credit facility. The Company made a drawdown of the full $500 million from the term loan credit facility on September 16, 2021. On August 24, 2021, the Company entered into an unsecured revolving credit facility that provides for a $1.5 billion committed unsecured revolving credit facility available through August 24, 2026. The Company made a draw on the revolving credit facility of $310 million on September 16, 2021.

In connection with the consummation of the Merger, the Company paid an aggregate purchase price of approximately $5.7 billion, net of cash acquired of approximately $292 million, reflecting preliminary working capital and other adjustments (the “Aggregate Consideration”) that are subject to final adjustment following the closing. The Aggregate Consideration was paid in a combination of $3.3 billion in cash and shares of the Company’s common stock having a value of approximately $2.6 billion based on the $187.56 per share closing price of the Company’s common stock on the New York Stock Exchange on September 17, 2021 (the “Stock Consideration”). The Stock Consideration consisted of 14,066,771 shares of the Company’s common stock and was issued on September 17, 2021 in a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act. The $3.3 billion cash consideration was funded through a combination of $2.28 billion in proceeds from the issuance of Senior Notes, $500 million proceeds from the term loan credit facility, $310 million proceeds from the revolving credit facility, and cash on hand.

Note 2:	Basis of Presentation

The unaudited pro forma condensed combined financial information for the year ended January 3, 2021 and for the six months ended July 4, 2021 is based on the historical financial statements of the Company and BioLegend after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Therefore, this financial information is qualified by reference to and should be read in conjunction with the historical financial statements and the accompanying disclosures of the Company and of BioLegend.

The Company and BioLegend have different fiscal year ends. The Company’s fiscal year ends on the Sunday nearest December 31. The Company reports fiscal years under a 52/53 week format. Under this method, certain years will contain 53 weeks. The fiscal year ending January 2, 2022 will include 52 weeks, and the fiscal year ended January 3, 2021 included 53 weeks. BioLegend’s fiscal year always ends on December 31. Accordingly, the unaudited pro forma condensed combined financial information for the fiscal year ended January 3, 2021 combines the historical results of (i) the Company for the fiscal year ended January 3, 2021 and (ii) BioLegend for the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined financial information for the six months ended July 4, 2021 combines the historical results of (i) the Company for the fiscal period January 4, 2021 through July 4, 2021 and (ii) BioLegend for the fiscal period January 1, 2021 through June 30, 2021. The difference in fiscal periods for the Company and BioLegend is considered to be insignificant and no related adjustments have been made in the preparation of this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations for the year ended January 3, 2021 and for the six months ended July 4, 2021 are presented as if the acquisition and the related financing activities had occurred on December 30, 2019. The unaudited pro forma condensed combined balance sheet as of July 4, 2021 is presented as if the acquisition and the related financing activities had occurred on July 4, 2021. The pro forma adjustments give effect to events that are directly attributable to the transaction and are expected to have a material and continuing impact on the financial results of the combined companies. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. Adjustments have been made for transaction costs that have been incurred or are expected to be incurred but have not yet been recognized in the historical combined financial information.

The following table summarizes the Company’s pro forma purchase price allocation which includes the estimated fair values of the assets acquired, including goodwill and intangible assets, and liabilities assumed as if the acquisition had occurred as of the pro forma balance sheet date. The purchase price allocation presented is for illustrative purposes only and these amounts are not intended to represent or be indicative of the purchase price allocation that would have been reported had the BioLegend acquisition been completed as of the pro forma balance sheet date. In addition, the pro forma purchase price allocation is preliminary and may differ significantly from the final valuation of net tangible and intangible assets acquired.

(In thousands)
Fair value of business combination:
Cash payments	$3,335,810
Common stock issued	2,638,364
Other liability	6,800
Less: cash acquired	(261,610)

Total	$5,719,364

Identifiable assets acquired and liabilities assumed:
Current assets	$168,355
Property, plant and equipment	147,119
Other assets	18,030
Identifiable intangible assets:
Core technology	543,400
Trade names	38,000
Customer relationships	1,714,800
Clone library	239,000
Goodwill	3,560,830
Deferred taxes	(670,299)
Liabilities assumed	(39,871)

Total	$5,719,364

The unaudited pro forma condensed combined financial information illustrates the acquisition using the purchase method of accounting and the effects of the related financing transactions. The Company is still in the process of valuing the assets acquired and liabilities assumed. As such, the allocation of the purchase price is preliminary, has been made solely for the purpose of preparing this pro forma information and is subject to change. Adjustments may be made to the values of the acquired assets and liabilities as additional information is obtained about the facts and circumstances that existed at the valuation date. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The Company has prepared the unaudited pro forma condensed combined financial information for illustrative purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what the results of operations actually would have been had the Company completed the BioLegend acquisition on the date indicated, nor does it purport to project the future operating results of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined operations.

Note 3:	Accounting Policies

The Company is still in the process of evaluating BioLegend’s accounting policies. As a result of this review, it may become necessary to conform accounting policies for the combined entity, which could have an impact on the combined financial statements. The unaudited pro forma condensed combined financial information does not assume adjustments for any remaining differences in accounting policies.

Note 4:	Transaction Accounting Adjustments

The adjustments included in the unaudited pro forma condensed combined statements of operations for the fiscal year ended January 3, 2021 and for the six months ended July 4, 2021, and the adjustments included in the unaudited pro forma condensed combined balance sheet as of July 4, 2021 are as follows:

(a)	To record the transaction costs of $43.2 million incurred for the acquisition.

(b)	To record the bridge financing and debt pre-issuance hedging costs of $23.3 million immediately expensed for the bridge financing obtained in advance of the consummation of the acquisition.

(c)	To record the reversal of $0.7 million of BioLegend’s intangible asset amortization expense.

(d)

To record the estimated amortization expense of acquired intangibles ($172.8 million for the pro forma condensed combined statement of operations for the fiscal year ended January 3, 2021, and $91.2 million for the pro forma condensed combined statement of operations for the six months ended July 4, 2021).

Amortization expense is calculated utilizing the accelerated method and is expensed over an average period ranging from 1 to 18 years (expected useful lives).

(e)

To record the estimated interest expense due to the debt financing for the acquisition ($35.8 million for the pro forma condensed combined statement of operations for the fiscal year ended January 3, 2021, and $17.9 million for the pro forma condensed combined statement of operations for the six months ended July 4, 2021).

(f)	To record the additional cost of goods sold of $66.4 million for inventory sold as a result of the step up in fair value adjustment at acquisition.

(g)	To adjust the weighted average shares of common stock outstanding for the shares issued as part of the acquisition purchase price.

(h)	Income tax impact of the pro forma adjustments using the blended federal and state statutory rate.

(i)	To record the step up in fair value adjustment of property, plant, and equipment acquired amounting to $10.5 million.

(j)

To record the intangible assets acquired based on the preliminary estimated fair value and the related income tax impact. Approximate amounts of significant intangible assets acquired and estimated useful lives include core technology of $543.4 million (13 years), customer relationships of $1,714.8 million (18 years), trade names of $38.0 million (9 years) and clone library of $239.0 million (13 years).

(k)	To remove BioLegend’s historical intangible assets and goodwill.

(l)	To record the step up in fair value adjustment of inventory acquired amounting to $66.4 million.

(m)

To record the gross purchase price of $6.0 billion paid in a combination of $3.3 billion in cash and $2.6 billion in shares of the Company’s common stock. The $3.3 billion cash consideration paid in connection with the closing of the Merger was funded through a combination of $2.28 billion in proceeds from the issuance of senior notes, $500.0 million proceeds from the term loan credit facility, $310 million of proceeds from the Company’s revolving credit facility, and cash on hand of $250 million. The $2.6 billion in common stock issued consists of the 14,066,771 shares of the Company’s common stock issued on September 17, 2021 based on the $187.56 per share closing price of the Company’s common stock on the New York Stock Exchange on September 17, 2021.

(n)	To record the capitalized debt issuance costs of $10.7 million and $19.6 million of other issuance costs related to the financing for the acquisition.

(o)	To eliminate BioLegend’s historical stockholders’ equity.

(p)

To recognize the deferred tax liabilities related to the fair value adjustments for property, plant and equipment, intangible assets and inventories. The fair value adjustments were tax effected at the estimated applicable blended statutory tax rate. The effective tax rate may be materially different.